                                                                    EXHIBIT 12.1



                             PEREGRINE SYSTEMS, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


         The ratio of earnings to fixed charges for each of the periods indicated is as follows (dollars in thousands):


                                                                                                                 Nine Months
                                                                                                                    Ended
                                                                                                                 December 31,
                                              2000 (2)     1999 (2)        1998         1997       1996 (2)        2000 (2)
                                              --------     --------      -------      --------     --------      ------------
EARNINGS:
  Income before provision for income taxes    $ (8,618)    $ (13,075)    $ 4,742      $  4,210     $ (4,552)     $  (235,718)
  Add:  fixed charges..................       $    451     $      26     $    38      $    400     $    389      $       364
                                              $ (8,167)    $ (13,049)    $ 4,780      $  4,610     $ (4,163)     $  (235,354)
Fixed Charges:
  Interest expense.....................       $    451     $      26     $    38      $    400     $    389      $       364
  Ratio of Earnings to Fixed
     Charges (1).......................         --           --           125.8x         11.5x       --             --

-------------------
(1) These ratios are calculated by dividing (i) earnings before taxes adjusted for fixed charges by (ii) fixed charges, which includes interest expense plus capitalized interest.
(2) In the fiscal years ended March 31, 2000, 1999 and 1996, earnings were insufficient to cover fixed charges by $8.6 million, $13.1 million and $4.6 million. For the nine month period ended December 31, 2000, earnings were insufficient to cover fixed charges by $235.7 million.